Exhibit 99.1

Brinker International Board Declares Common Dividend

DALLAS, August 18, 2016 -- The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.34 per share on the common stock of the company, representing a 6 percent increase over the prior year. The dividend will be payable September 29, 2016 to shareholders of record as of September 9, 2016.

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of the fiscal first quarter ended June 29, 2016, Brinker owned, operated or franchised 1,660 restaurants under the names Chili's® Grill & Bar (1,609 restaurants) and Maggiano's Little Italy® (51 restaurants).

For further information: Joe Taylor, Investor Relations, (972) 770-9040, or Aisha Fletcher, Media Relations, media.requests@brinker.com, (800) 775-7290, 6820 LBJ Freeway, Dallas, Texas 75240.